UNITED STATES
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SCHEDULE 14A
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WESTERN IOWA ENERGY, LLC

(Name of Registrant as Specified In Its Charter)

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On approximately May 18, 2011, Western Iowa Energy, LLC (the “Company”) learned that the undersigned individuals sent the following letter to the Company’s members regarding the Company’s 2011 Annual Meeting.
Text of letter:
May 2011
Western Iowa Energy Shareholders
You have recently received the informational packet from Western Iowa Energy regarding the upcoming annual meeting and election of directors. This letter addresses several issues contained within that information.
You are encouraged to vote for Mike Bettin and Kevin Ross for the two open director positions. Each director seat is for a three year term.
Mike Bettin is a long time Sac County resident and prominent businessman and cattle feeder, and farms less than 10 miles from the plant. Mike has survived a tough 10 year beef and pork business climate which indicates his ability to run a business. He is willing to serve, is in favor of a local independent biodiesel plant and will put the benefit of the investors ahead of his personal interest.
Kevin Ross is well acquainted with biodiesel production, has been a member of this board since its inception and has no doubt about the ability of WIE to survive and prosper as a stand-alone company. We feel Kevin is a valuable asset to the company and deserves re-election. The board recommendation is to re-elect Kevin Ross and we concur with that recommendation.
One year ago, the Independent Investor Group of WIE started to work toward placing a board that we feel puts the investor interest before its own. We believe that the REG buy out/merger was not in the best interests of WIE shareholders and congratulate those who assisted in defeating that proposal. We remain concerned that the interest of some board members is not consistent with those of many of Western Iowa Energy shareholders.
While we believe that it is important to recognize and thank Warren Bush for his years of service and commitment to WIE, we also believe that it is time to bring in new leadership and experience to the board. Mike Bettin offers forward thinking leadership and will be a good addition to our board.
We encourage you to cast your votes for Kevin Ross and Mike Bettin. If you have already cast your vote and want to reconsider, you can revote at the annual meeting June 20 or call Western Iowa Energy at 712-664-2173 and ask to revote.
If you have questions in regard to this letter you may call Jim Meyer at 712-830-3050.

/s/ James A. Meyer	/s/ Kathleen Willhoite
/s/ Ray Willhoite	/s/ Madeline Meyer
/s/ Jeff Cranston	/s/ J. J. Venner
/s/ Doug Baumhover	/s/ Virginia Hagemann
/s/ Marla Conley

On approximately May 18, 2011, Western Iowa Energy, LLC (the “Company”) learned that Mike Bettin, one of the nominees running for election as director of the Company, sent the following letter to the Company’s members.
Text of letter:
Bettin Feedlot
Mike Bettin
3127 Hwy 71
Odebolt, IA 51458
To: Western Iowa Energy owners
Dear Co Owners,
Allow me to introduce myself; my name is Mike Bettin, from Odebolt, IA. My wife Deb and I are row crop farmers. We operate a feedlot business, finishing 2000 cattle per year. We also farrow to finish hogs at home, along with other farmer owned hog Limited Liability Companies of which I set on these boards.
Our son Tyler Betting and son-in-law Jon Reaman work on the farm. They are partners in the cattle business and help with our row crop business. We feel very fortunate to have them work with us.
Jon Reaman and our daughter Tara have given us 3 grandchildren. Since they live at the feedlot I am able to see them daily. Our daughter Lauren is married to Clayton Rieldell and has just blessed us with our 4th grandchild. They live in Nevada, Ia.
I believe my experience on the other boards, along with my farming operating will help my contribution to the WIE Board. I have worked with DNR issues, banking strategies and have used many risk management tools.
The Biodiesel business is a commodity business. By managing many areas of risk, including inputs and expenses, margins should potentially allow for a profit.
I would like the opportunity to sit on this board and contribute to the best of my abilities.

Thank you for your support,
Sincerely,

/s/ Mike Bettin Mike Bettin
712-668-4508